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                                                                     Exhibit 5.1

                                 April 20, 2004



ProCentury Corporation
465 Cleveland Avenue
Westerville, Ohio 43082

            Re:  PROCENTURY CORPORATION 2004 STOCK OPTION AND AWARD PLAN

Gentlemen:

                  We have acted as counsel to ProCentury Corporation, an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") being filed under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to [1,099,184] common shares, without par value (the "Common Shares"), of the Company pursuant to the ProCentury Corporation 2004 Stock Option and Award Plan (the "Plan").

                  We have examined the Plan and such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based solely thereon, we are of the opinion that the Common Shares available for issuance under the Plan, when issued, delivered and paid for pursuant to the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference of our firm in Item 5 of Part II to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons where consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.





                                  Very truly yours,


                                  /s/ Baker & Hostetler LLP